UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 14, 2007 (September 10, 2007)

TIX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24592 (Commission File Number)	95-4417467 (I.R.S. Employer Identification No.)

12001 Ventura Place, Suite 340
Studio City, California 91604
(Address of Principal Executive Offices)

(818) 761-1002
(Registrant’s Telephone Number)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

13-Sep-2007

Change in Directors or Principal Officers, Financial Statements and Exhibits

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On September 14, 2007, Tix Corporation ("we," "us," "our," "Tix" or the "company") announced the appointment on September 10, 2007 of Matthew Natalizio, age 52, as Chief Financial Officer of the company. Prior to joining us Mr. Natalizio was the CFO of CytRx Corporation from July 2004 to September 2007and from November 2002 to December 2003, he was President and General Manager of a privately held furniture manufacturing company. Prior to that, from January 2000 to October 2002, he was Chief Financial Officer at Qualstar Corporation, a publicly traded designer and manufacturer of data storage devices. Mr. Natalizio is a CPA and was a Senior Manager at KPMG. He earned his Bachelor of Arts degree in Economics from the University of California, Los Angeles.

We expect to enter into a written employment agreement with Mr. Natalizio that will run through September, 2010. The terms of Mr. Natalizio’s employment agreement will entitle him to annual base salary of $215,000. We agreed to review the base salary periodically, and may increase (but not decrease) it in our sole discretion. Mr. Natalizio also is eligible to receive an annual bonus as determined by us in our sole discretion. In connection with entering into the employment agreement, we will grant to Mr. Natalizio under our 2004 Stock Option Plan a ten-year, nonqualified option to purchase 340,000 shares of our common stock at a price of $7.00 per share, which equaled the closing market price of our common stock on the date Mr. Natalizio commenced service. The first 40,000 options vested immediately and the remaining 300,000 stock options will vest annually over a three-year period, provided that Mr. Natalizio remains in our employ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Tix Corporation
By:	/s/ Matthew Natalizio
Matthew Natalizio
Chief Financial Officer
Dated: September 14, 2007